Exhibit 99.1


                    VULCAN INTERNATIONAL CORPORATION
                           Executive Offices:
                     300 Delaware Avenue, Suite 1704
                      Wilmington, Delaware  19801



     FOR IMMEDIATE RELEASE                          August 15, 2003
     ---------------------


     Vulcan International announced today that the claims of the United States against the Company for past and future clean-up costs and expenses with respect to the Re-Solve, Inc. Superfund site in North Dartmouth, Massachusetts have been resolved by the docketing of a settlement agreement in the Federal District Court of Massachusetts approved by Senior Federal Judge Robert Keeton. The settlement provides that the Company will pay to the U.S. Department of Justice the amount of $3,800,000 plus interest from November 1, 2002. On September 22, 1999, the Court had issued a judgment against the Company in the amount of $3,465,438, plus interest, for unreimbursed response costs, plus any additional unreimbursed response costs, interest and certain future costs the United States incurs at the site. The Company challenged that final judgment. The approved settlement agreement resolves all matters involved in the case. During the third quarter, the Company will recognize approximately $980,000 of income related to the settlement.

     The claim was based on allegations by the United States E.P.A. that a manufacturing facility of Vulcan, located in Massachusetts, had sent wasted solvents to the Re-Solve site in the 1970s. That manufacturing facility had been closed by Vulcan prior to enactment of the federal legislation on which the claim was based, but was applied retroactively against the Company.

     "This case has been a major concern for the past 2-1/2 years and has involved the expenditure of a great deal of time and money by the Company. We are happy to put this distressing situation to rest.
     It will remove a major uncertainty which has clouded the future of the Company," stated Mr. Benjamin Gettler, Chief Executive Officer of the Company.

     Attribute to Benjamin Gettler, Chairman of the Board and President.

     For more information:  Contact Vernon E. Bachman, Vice President
                            Secretary and Treasurer at (513) 621-2850 or Benjamin Gettler, Chairman of the Board and President

                               Exhibit 99.2


                    VULCAN INTERNATIONAL CORPORATION
                           Executive Offices:
                     300 Delaware Avenue, Suite 1704
                       Wilmington, Delaware  19801



     FOR IMMEDIATE RELEASE                          August 15, 2003
     ---------------------

     Mr. Warren Falberg was appointed to the Board of Directors of Vulcan International Corporation, an American Stock Exchange listed Company, at a Board Meeting held today in Newburgh, New York. He was also appointed as one of the three independent members of the Board's Audit Committee.

     Mr. Falberg has since 1999 been the C.E.O. of the Visiting Nurse Association of Greater Cincinnati and Northern Kentucky. From 1976 to 1995, he was the Chief Executive Officer of the Jewish Hospital of Cincinnati. When that hospital joined the Health Alliance of Greater Cincinnati, he was appointed as Senior Executive Officer of the Jewish Hospital where he served until 1998. During the past three decades, Mr. Falberg has been responsible for leading major turnarounds of organizations who were at the precipice of financial insolvency. In those positions, Mr. Falberg acquired substantial experience in analyzing and evaluating financial statements that present a breadth and a level of complexity of accounting issues that are generally comparable to the breadths and complexity of issues that can reasonably be expected to be raised by Vulcan's financial statements. In addition, he actively supervised one or more persons engaged in such activities and has an understanding of internal controls and procedures for financial reporting and Audit Committee functions.

     At the same meeting, the Board declared a regular quarterly dividend of 5 cents per share on the common stock of the Company, payable September 16, 2003 to shareholders of record August 29, 2003.

     Vulcan International Corporation is the parent of Vulcan Corporation, a diversified manufacturer of rubber and foam products and bowling pins with manufacturing plants in Tennessee and Wisconsin.

     Attribute to Benjamin Gettler, Chairman of the Board and President.

     For more information:  Contact Vernon E. Bachman, Vice President
                            Secretary and Treasurer at (513) 621-2850 or Benjamin Gettler, Chairman of the Board and President